URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 14, 2003

For Immediate Release	Contact: Stephen A. Feldman Chief Financial Officer (215) 564-2313

Urban Outfitters Reports a 51% Increase in Q2 Earnings;

Declares Two-for-One Split

Urban Outfitters, Inc., a leading lifestyle consumer products company doing business under the Urban Outfitters, Anthropologie and Free People brand names, today announced record earnings of $9.5 million for the second quarter ended July 31, 2003, a 51% increase over the comparable quarter last year. Second quarter earnings per diluted share rose to $0.47 this year versus $0.32 in the prior year.

Net sales for the quarter increased by 22% to a record $122.9 million. This increase over the prior year was fueled by:

•	a 20% increase in the number of stores in operation
•	a total Company comparable store sales increase of 11%
•	a direct-to-consumer sales increase of 37%
•	a wholesale sales increase of 3%

During the quarter, comparable store sales increased by 10% at Urban Outfitters Retail and by 12% at Anthropologie Retail. New and noncomparable store sales increases for the quarter totaled $9.8 million.

Richard A. Hayne, Chairman and President of Urban Outfitters, Inc., said, “We had an outstanding second quarter, delivering double-digit ‘comp’ store sales gains, improving margins, and leveraging both occupancy and SG&A expenses. This allowed us to post our most profitable quarter in the Company’s thirty-three year history. In addition, we are very pleased with the initial customer reaction to our Fall merchandise offerings in all three brands. August sales, thus far, continue to exceed our plan, and we are optimistic about our Fall selling season.”

The Company also announced that its Board of Directors has authorized a two-for-one split of its common stock. This split will be accomplished in the form of a stock dividend of one share of the Company’s common stock for each share outstanding. The additional shares issued as a result of the stock split will be distributed on or about September 19, 2003 to shareholders of record on September 5, 2003. After giving effect to the split, the Company will have approximately 39.4 million shares outstanding.

“We are very excited to deliver both a record financial performance and a two-for-one stock split,” added Mr. Hayne. “Our brands are distinctive and resonate powerfully with the customer, and given that each brand is in a relatively early stage of growth, we believe the Company has tremendous potential. This stock split is an affirmation of that belief.”

Net sales for the three and six months ended July 31, 2003 were as follows:

	Three months ended July 31,		Six months ended July 31,
	2003	2002	2003	2002
	(in thousands)		(in thousands)
Urban Outfitters store sales	$60,750	$51,142	$112,859	$96,930
Anthropologie store sales	47,874	38,415	88,828	75,030
Direct-to-consumer sales	9,204	6,709	18,731	13,791
Free People sales	5,051	4,735	9,489	9,324

Total net sales	$122,879	$101,001	$229,907	$195,075

For the quarter and the six months, the Company’s gross profit margins increased by 175 and 153 basis points, respectively, versus the comparable prior year periods. These gains were due primarily to higher initial merchandise margins, decreased markdowns and the leveraging of occupancy expenses.

As of July 31, 2003, total Company inventories grew by $9.8 million on a year-over-year basis. This increase was primarily due to the acquisition of inventory to stock new retail stores. On a comparable store basis, inventories grew by 3.7% versus the prior year.

For the quarter and the six months, selling, general and administrative expenses, expressed as percentages of sales, decreased by approximately 43 and 25 basis points, respectively, versus the same periods for the prior year. The leveraging of store-related expenses more than offset additional costs associated with the successful mailing of approximately 650,000 Urban Direct catalogs in July.

Thus far this fiscal year, the Company has opened four new Anthropologie stores and one new Urban Outfitters store. Management plans to open approximately thirteen to fifteen additional new stores during the remainder of Fiscal 2004.

The Company also reported three personnel announcements. First, Freeman Zausner, a graduate of the Wharton School of the University of Pennsylvania and an Urban Outfitters employee from 1980 through 1996, accepted an offer to fill the newly created position of Chief Administrative Officer where he will oversee, among other tasks, the strategic planning and implementation function of the Company. Freeman, prior to re-joining the Company, had been working as a consultant for the Company coordinating its strategic planning efforts for the past eight months. Second, David Frankel, President of the Free People brand, will now report to

Glen Senk, Executive Vice President of the Company. And third, Steve Feldman, Chief Financial Officer, has announced that he will leave the Company to pursue other business opportunities.

“My congratulations to Freeman,” said Mr. Hayne. “He is a tireless worker and a wonderful strategic thinker, I know he will add a lot to the Company. I also congratulate Glen with his additional responsibilities within the Company. I believe that Glen will help the Free People team realize their growth goals. As for Steve, over the five years since he joined the Urban team, the Company has more than doubled its sales and profits. Steve has made significant contributions to those results, and we thank him for those efforts. The entire Urban team wishes him the very best in the future.”

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler that offers a variety of lifestyle merchandise to highly defined customer niches through 54 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters web site and catalog; 43 Anthropologie stores in the United States; an Anthropologie catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through one Free People store.

A conference call will be held today to discuss second quarter results and will be web cast at 11:00 a.m. EDT at: www.corporate-ir.net/ireye/ir_site.zhtml?ticker=URBN&script=1010&item_id=768226. Notes of the Company’s conference call presentation will be available on www.urbanoutfittersinc.com.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2003	2002	2003	2002
Net sales	$122,879	$101,001	$229,907	$195,075
Cost of sales, including certain buying, distribution and occupancy costs	77,231	65,244	146,326	127,148

Gross profit	45,648	35,757	83,581	67,927
Selling, general and administrative expenses	30,147	25,209	57,420	49,211

Income from operations	15,501	10,548	26,161	18,716
Other income (expense), net	410	(35)	494	(212)

Income before income taxes	15,911	10,513	26,655	18,504
Income tax expense	6,444	4,258	10,795	7,494

Net income	$9,467	$6,255	$15,860	$11,010

Net income per common share:
Basic	$0.48	$0.33	$0.81	$0.60

Diluted	$0.47	$0.32	$0.79	$0.58

Weighted average common shares and common share equivalents outstanding:
Basic	19,548,892	19,158,660	19,481,410	18,372,947

Diluted	20,101,103	19,779,015	19,950,347	18,965,116

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	62.9%	64.6%	63.6%	65.2%

Gross profit	37.1%	35.4%	36.4%	34.8%
Selling, general and administrative expenses	24.5%	25.0%	25.0%	25.2%

Income from operations	12.6%	10.4%	11.4%	9.6%
Other income (expense), net	0.3%	—	0.2%	(0.1%)

Income before income taxes	12.9%	10.4%	11.6%	9.5%
Income tax expense	5.2%	4.2%	4.7%	3.8%

Net income	7.7%	6.2%	6.9%	5.7%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	July 31, 2003	January 31, 2003	July 31, 2002
Assets
Current assets:
Cash and cash equivalents	$50,452	$72,127	$68,195
Marketable securities	9,501	7,379	10,575
Accounts receivable, net of allowance for doubtful accounts of $655, $563 and $616, respectively	6,402	3,262	5,333
Inventories	61,467	48,825	51,687
Other current assets	14,917	12,991	7,698

Total current assets	142,739	144,584	143,488
Property and equipment, net	110,993	108,847	106,925
Marketable securities	44,237	15,640	—
Deferred taxes and other assets	8,868	8,925	7,426

	$306,837	$277,996	$257,839

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$26,664	$19,186	$26,062
Other current liabilities	23,172	23,886	19,524

Total current liabilities	49,836	43,072	45,586
Deferred rent	11,047	10,539	9,179

Total liabilities	60,883	53,611	54,765

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 50,000,000 shares authorized, 19,685,586, 19,381,636 and 19,164,336 issued and outstanding, respectively	2	2	2
Additional paid-in capital	73,124	67,162	62,933
Retained earnings	172,389	156,529	140,126
Accumulated other comprehensive income	439	692	13

Total shareholders’ equity	245,954	224,385	203,074

	$306,837	$277,996	$257,839

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended July 31,
	2003	2002
Cash flows from operating activities:
Net income	$15,860	$11,010
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,510	8,609
Tax benefit of stock option exercises	1,070	948
Changes in assets and liabilities:
Increase in receivables	(3,145)	(1,186)
Increase in inventories	(12,674)	(10,465)
(Increase) decrease in other assets	(1,953)	996
Increase in accounts payable and other liabilities	5,371	7,123

Net cash provided by operating activities	15,039	17,035

Cash flows from investing activities:
Capital expenditures	(10,353)	(10,932)
Purchases of marketable securities	(56,931)	(10,543)
Sales of marketable securities	25,608	—

Net cash used in investing activities	(41,676)	(21,475)

Cash flows from financing activities:
Exercise of stock options	4,892	2,643
Issuance of common shares, net of issuance costs	—	41,470

Net cash provided by financing activities	4,892	44,113

Effect of exchange rate changes on cash and cash equivalents	70	271

(Decrease) increase in cash and cash equivalents	(21,675)	39,944
Cash and cash equivalents at beginning of period	72,127	28,251

Cash and cash equivalents at end of period	$50,452	$68,195